[PEOPLES-SIDNEY FINANCIAL CORPORATION LETTERHEAD]


                      PEOPLES-SIDNEY FINANCIAL CORPORATION
                   ANNOUNCES QUARTERLY EARNINGS AND DIVIDENDS


(Sidney, Ohio: NASD-NMS "PSFC")

Douglas Stewart, President of Peoples-Sidney Financial Corporation, parent company of Peoples Federal Savings & Loan Association, announced today the Corporation's third quarter earnings for fiscal year ending June 30, 2000.

Net income for the three months ended March 31, 2000 was $156,000, or $0.10 basic and diluted earnings per share. This compares to net income of $179,000, or $0.11 basic and diluted earnings per share for the same period in 1999. The decrease in quarterly earnings is a result of the Association incurring a $16,000 loss on the sale of a security during the quarter. The proceeds from this sale were reinvested into a higher yielding security, which will recover the loss as well as improve the overall earnings potential of the investment portfolio over subsequent periods. Additionally, the earnings for the three months ended March 31, 1999 reflected a negative provision for loan losses due to a recovery of $16,000 from a previously charged off loan account.

Year to date net income was $403,000, or $0.27 basic and diluted earnings per share at March 31, 2000 compared to $414,000, or $0.26 basic and diluted earnings per share at March 31, 1999 representing a decrease of $9,000. However, year to date net income before tax was $687,000 at March 31, 2000 compared to $647,000 at March 31, 1999 representing an increase of $40,000. The net decrease in after tax income represents an increase in federal income tax accruals due to an increase in the effective tax rate primarily relating to the Corporation's stock-based benefit plans.

On April 14, 2000 the Board of Directors declared a quarterly cash dividend of $0.07 per share for stockholders of record on May 1, 2000. This dividend will be payable on May 16, 2000.

Peoples Federal serves Shelby County with offices at 101 E. Court Street, Sidney, 405 S. Pike Street, Anna, and 115 E. Pike Street, Jackson Center, Ohio. The Corporation had assets of $127 million and $17 million in shareholders' equity as of March 31, 2000.